Exhibit 10.71

Russ Berrie and Company, Inc.
111 Bauer Drive, Oakland, NJ 07436
(201) 337-9000   (800) 631-8465

March 25, 2003

Mr. Jeffrey A. Bialosky

32 Ada Place

Allendale, NJ 07401

Dear Jeff:

I am pleased to offer you the position of Senior Vice President — Product Development (Plush) of Russ Berrie and Company, Inc. effective April 4, 2003.  This position is one of a corporate officer of the Company.

Your employment with the Company will include the following:

1.               COMPENSATION.  Your base salary will be at an annual rate of $280,000.  For the year 2003, you will be eligible for the Executive Incentive Program (“EIP”), pro-rated based on your date of hire.  The EIP is equal to 50% of your base salary.  Generally, the full 50% bonus vests over a period of three years.  However, this 3-year vesting period can be waived and, in your case, will be.  Payment of the bonus (or a portion thereof) is predicated upon meeting both objective and subjective performance standards established for the applicable year (2003).  The bonus is generally paid in February of the following year (2004).

2.               GROUP HEALTH AND DISABILITY.  After 90 days of continuous employment, you will be eligible to participate in:

a.               Our contributory Group Health Plan.

b.              Our non-contributory Life Insurance Plan in the amount one times your base salary.

c.               Our non-contributory Long Term Disability.

3.               DENTAL.  After twelve months of employment, you will be eligible to participate in our contributory Dental Insurance Plan.

4.               STOCK OPTIONS.  You will receive 25,000 stock options as of the date of your hire.  These options will vest over a period of 5 years, with 5,000 options vesting each year, beginning on the first anniversary of your hire date (such that the first 5,000 options will vest on your first anniversary date in 2004; another 5,000 options will vest on your next anniversary date in 2005; another 5,000 options will vest on your next anniversary date in 2006; another 5,000 options will vest on your next anniversary date in 2007, and; the final 5,000 options will vest on your next anniversary date in 2008.  As each 5,000 option portion vests, it shall remain exercisable for a period of 10 years from the date of its vesting (subject to earlier termination under certain circumstances set forth under the option agreement referenced below) and will be subject to the terms and provisions of an option agreement, in form and substance satisfactory to the Company.  In order to exercise the vested options, you must be an active employee of the Company on the date of exercise; provided, however, that if your employment is terminated by the Company for reason other than Cause (hereinafter defined), your outstanding, vested options may be exercised within 30 days after such termination, or the remaining exercise period of the option, whichever period is shorter.  Unvested options will immediately be forfeited upon termination of employment.  For purposes of this paragraph, employment shall be considered to be terminated for Cause if your employment is terminated as a result of (a) your willful or grossly negligent failure to perform your employment duties, (b) your serious misconduct, including, but not limited to, any unauthorized disclosure, or (c) any other conduct intended to, or which the Company determines is reasonable likely to, adversely affect the interests of the Company, including, but not limited to commission of, or indictment or conviction for, any criminal act.

5.               RESTRICTED STOCK.  You will receive $50,000 worth of restricted stock as of the date of your hire.  The restriction on these shares will lapse over a period of 3 years (one-third will lapse in each year beginning on the first anniversary of your hire date, such that the restriction on one-third of the shares will lapse on your first anniversary date in 2004; the restriction on another one-third of the shares will lapse on your next anniversary date in 2005, and; the restriction on the remaining one-third of the shares will lapse on your next anniversary date in 2006).  In order for the restriction(s) on these shares to lapse, you must be an active employee of the Company on the date of such lapse.  In the event that your employment is terminated by the Company or by you prior to the lapse of all or a part of the restrictions, those shares still then subject to restriction(s) shall immediately be forfeited upon termination of employment.

6.               401(k).  After six months of employment, you will be eligible to participate in the Company’s 401(k) plan based on its current provisions.  The Company’s contribution to your 401(k) account fully vests over a period of four years of employment.

7.               VACATION.  You will be eligible for three weeks vacation.

8.               HOLIDAY/SICK. You will be eligible for paid holidays and sick time in accordance with Company policy.

9.               COMPANY CAR.  You will receive an allowance of up to $31,000 (in accordance with Company policy) to purchase an automobile in the

Company’s name.  This allowance is paid every three years toward an automobile.  Certain expenses, such as gasoline, repairs and insurance, will be provided by the Company.

10.         SEVERANCE.  You will be provided with the Company’s severance policy for domestic Vice Presidents.

11.         CHANGE IN CONTROL SEVERANCE PLAN.  You will be recommended to the Company’s Board of Directors (or appropriate committee thereof) for inclusion in the Company’s Change in Control Severance Plan.

12.         TUITION REIMBURSEMENT.  Under the Company’s policy, after one year of employment, you will be eligible to participate in the Company’s tuition reimbursement program.

The Company reserves the right to change or modify these programs.  In addition, employment with the Company is considered “at-will” and does not represent a specific guarantee.

Jeff, I want to welcome you back to Russ Berrie and Company, Inc. and wish you much success in your new position.

Very truly yours,
/S/ EVA J. GOLDENBERG
Eva J. Goldenberg
Vice President - Human Resources

ACCEPTED AND AGREED:

/S/ JEFF BIALOSKY
Jeff Bialosky

cc: A. Berrie, J. Toolan, C. Cooke